UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

American International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-2592361
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Water Street, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrent with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

This Form 8-A/A amends the Form 8-A filed on March 9, 2011 by American International Group, Inc. (“AIG”), as previously amended by the Form 8-A/A filed on January 8, 2014 and the Form 8-A/A filed on December 14, 2016 by AIG, relating to stock purchase rights (the “Rights”) previously dividended to AIG’s shareholders as part of AIG’s Tax Asset Protection Plan, dated as of March 9, 2011 (the “Plan”), between AIG and Equiniti Trust Company, as successor to Wells Fargo Shareowner Services, a former division of Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”). The Plan, the purpose of which is to help protect AIG’s ability to recognize certain tax benefits in future periods from net operating losses and other tax attributes, was originally entered into on March 9, 2011, and was originally scheduled to expire at the close of business on March 9, 2014. On January 8, 2014, AIG and the Rights Agent entered into Amendment No. 1 to the Plan, which extended the expiration date of the Plan to the close of business on January 8, 2017 and also made minor technical changes to the Plan. On December 14. 2016, AIG and the Rights Agent entered into Amendment No. 2 to the Plan, which further extended the expiration date of the Plan to the close of business on December 14, 2019 (subject to other earlier termination events as described in the Plan). On December 11, 2019, AIG and the Rights Agent entered into Amendment No. 3 to the Plan, which further extends the expiration date of the Plan to the close of business on December 11, 2022 (subject to other earlier termination events as described in the Plan) and also made minor changes to the Plan to remove provisions related to the U.S. Treasury’s ownership of AIG equity interests that are no longer applicable since the U.S. Treasury no longer holds any equity interests in AIG.

The Plan is described in and included as Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated March 9, 2011; Amendment No. 1 to the Plan is described in and included as Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated January 8, 2014; and Amendment No. 2 to the Plan is described in and included as Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated December 14, 2016, and each is incorporated in its entirety into this Item 1 by reference. The foregoing description of Amendment No. 3 to the Plan is qualified in its entirety by reference to the full text of Amendment No. 3 to the Plan, which is included as Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated December 11, 2019, and incorporated in its entirety into this Item 1 by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Amendment No. 3 to Tax Asset Protection Plan, dated as of December 11, 2019, between American International Group, Inc. and Equiniti Trust Company, as successor to Wells Fargo Shareowner Services, a former division of Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated December 11, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: December 11, 2019	By:	/s/ Kristen W. Prohl
Name: Kristen W. Prohl
Title: Associate General Counsel and Assistant Secretary